Exhibit 99.1

▶              NYSE-MKT, TSX: NG

NOVAGOLD Advances Donlin Gold Permitting Past the Halfway Mark, Strengthens
Partnerships and Forges Alliance with the National Fish and Wildlife Foundation

▶	Permitting of Donlin Gold is proceeding on schedule and on budget with the draft Environmental Impact Statement (EIS) expected to be released for public comment in 2015
▶	NOVAGOLD forms alliance with the National Fish and Wildlife Foundation’s Alaska Fish and Wildlife Fund to protect, conserve and restore Alaska's fish and wildlife
▶
NOVAGOLD’s financial condition remains strong with $170.8 million in cash and term deposits as of August 31, 2014, sufficient to meet the company’s financial obligations and advance the Donlin Gold project through the remaining permitting process

October 7, 2014 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) today released its third quarter financial results and updates for its flagship 50%-owned Donlin Gold project in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the three and nine months ended August 31, 2014 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that will be available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In the third quarter 2014, NOVAGOLD:

▶
Continued to advance the Donlin Gold permitting process by compiling and submitting all of the outstanding environmental data and analysis to the U.S. Army Corps of Engineers (the “Corps”), the lead agency for the Donlin Gold EIS

▶	Launched a collaborative effort with the National Fish and Wildlife Foundation to protect, conserve and restore Alaska’s fish and wildlife

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Secured an extension of the Donlin Gold Surface Use Agreement with The Kuskokwim Corporation (TKC) which now coincides with the terms of Calista Corporation’s Exploration and Mining Lease and covers the entire projected mine life

▶	Visited 26 villages and fish camps year-to-date, as part of the Donlin Gold team’s active involvement with the communities of the Yukon-Kuskokwim (Y-K) region, where the project is located

▶	Continued to evaluate, together with its partner Teck Resources Limited, different scenarios for the advancement of the Galore Creek project

President’s Message

The permitting of Donlin Gold advanced past the halfway mark during the last quarter. The process remains on schedule and on budget. Activities during the quarter were mainly focused on the preliminary draft EIS. Outstanding environmental baseline data and analysis, required to complete the preliminary draft EIS, were compiled and provided to the Corps. Once complete, the agencies will review the preliminary draft EIS and provide input which will then be considered and incorporated by the Corps into the draft EIS. The draft EIS is on schedule to be issued for public comment in 2015. The EIS is in large part the determining factor in the overall permitting timeline which, for Donlin Gold, commenced in 2012 and is anticipated to take a total of approximately four years to complete. Donlin Gold continues to work simultaneously with the other permitting agencies on additional major permit applications, such as air quality, water discharge and usage, gas pipeline, rights of way, wetlands and dam safety.  It is hard to fully appreciate the amount of work which goes into permitting a large project such as Donlin Gold. Our significant achievement to-date is a testament to great professionalism and hard work and dedication from our group. I am very proud of the headway we have made so far.

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As we progress through permitting and move closer to a construction decision, the Donlin Gold project owners are looking to optimize the project by evaluating development scenarios and capital cost sharing opportunities with third-party gas pipeline, power plant and/or port facilities owner-operators. Prior to making a construction decision, we expect to update the operating and capital costs, input parameters and underlying assumptions in the Donlin Gold Second Updated Feasibility Study which was published three years ago.

At the beginning of the third quarter, we announced that Donlin Gold LLC and TKC had reached an updated long-term Surface Use Agreement for the Donlin Gold project. This agreement has been extended to coincide with the term of the Exploration and Mining Lease with Calista Corporation and applies for the entire operating life of the project. This agreement represents an important milestone in the advancement of Donlin Gold toward development and production. It provides direct compensation to TKC through payments for project milestones, annual surface use and mine operation. The agreement includes a coordinated and consultative approach between Donlin Gold and TKC regarding annual project and reclamation planning as well as preparation of a subsistence harvest plan for affected surface lands. Furthermore, it gives preference to TKC for contracts, hiring and training TKC shareholders, as well as funding scholarships and working with federal, state and local entities to help create and fund a training facility in the region. Lastly, the agreement commits to an exclusive contract with TKC for the construction and operation of an upriver port site. During the third quarter, the Donlin Gold team, the Calista Corporation, and TKC held the first meeting of the Donlin Advisory Technical Review and Oversight Committee which will meet quarterly throughout the project life. We truly appreciate our partnership with the Alaska Native Corporations and look forward to a prosperous future for all stakeholders.
Beyond permitting and the extension of the Surface Use Agreement in 2014, we announced that we have partnered with and are investing in the National Fish and Wildlife Foundation's Alaska Fish and Wildlife Fund conservation initiative designed to protect, conserve and restore fish and wildlife in Alaska. Some of the proposed projects and locally-led efforts will be in the Y-K region where the Donlin Gold project is located. The program will integrate NFWF's expertise with Donlin Gold's wealth of baseline data and the regional experience and ecological knowledge of Native Alaskans to enhance fish and wildlife in Alaska for many years to come. This unprecedented alliance is based on both organizations’ unwavering commitment to protect fish and wildlife in Alaska.

In looking at a recent study, we were not surprised to learn that the timeline to bring new discoveries to production had more than doubled, from eight to 18 years. This statistic, projected against the backdrop of very few new discoveries and cancelled or shelved projects, reinforces the notion that high-quality deposits such as Donlin Gold are truly rare. In terms of size, with 39 million ounces of gold resources in measured and indicated category with grade averaging 2.2 grams per tonne, Donlin Gold is in the top 1% of global assets. Its production profile, expected to average greater than one million ounces of gold per year for the life of mine, would be among the largest in the gold industry. Furthermore, Alaska, as the second largest gold-producing state in the U.S., has substantial jurisdictional appeal as a place with a well-established rule of law. Furthermore, the project’s significant exploration potential, manifested by the fact that its current mineral endowment covers only three kilometers of the eight-kilometer-long mineralized corridor, provides sufficient indication that Donlin Gold, once built, should provide tremendous economic benefits to its stakeholders for many decades to come. All these attributes make NOVAGOLD a truly institutional quality investment.

At Galore Creek, the focus in 2014 is to incorporate the drilling results from the 2012 and 2013 programs, including the discovery of the Legacy zone, into a model to advance mine planning and project design. As a follow-up to the workshops conducted in the second quarter, activities in the third quarter focused on narrowing down possible scenarios for an integrated mining, waste disposal and water management plan. We expect this effort to further improve the value and marketability of the Galore Creek project. We continue to look at ways to monetize our share of this project to strengthen our balance sheet and focus primarily on the advancement of Donlin Gold.

NOVAGOLD with the help of Donlin Gold LLC and Galore Creek Mining Company, remains actively engaged in forming partnerships, sponsorship activities at the community level, supporting local youth in leadership endeavors, visiting communities in the region where the projects are located and evaluating ways to enhance opportunities for these regions. Year to date, the Donlin Gold team has visited a total of 26 villages and fish camps in the Y-K region. The village visits included project updates to the communities in English and Yup’ik, as well as school visits to speak to students about education, training, future employment opportunities and overall workforce development needs. The annual fish camp visits form an integral part of our partnership with the State of Alaska and the Yukon-Kuskokwim Health Corporation in the Kids Don't Float Campaign, where the Donlin Gold team helps raise safety awareness at the beginning of the fishing season and distributes personal flotation devices to the community. At Galore Creek, we remain active in community undertakings, sponsoring local fundraising events, supporting Tahltan literacy camps, as well as providing assistance and funding for research on the Tahltan language dictionary.

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Due to careful management of our financial resources, at the end of the third quarter we had over $170 million in cash and term deposits, representing sufficient cash to execute on our objectives to permit the Donlin Gold project, continue to enhance the value of Galore Creek and meet our current financial obligations.

As always, we are thankful for the guidance provided by our Board of Directors, along with the dedication of our employees and project teams in advancing, de-risking and enhancing the value of both the Donlin Gold and Galore Creek projects. Most importantly, we are forever grateful for the continued interest and support of our shareholders, as well as governments, Native Corporations and First Nations communities of the jurisdictions in which we operate.

Financial Results			in thousands of U.S. dollars, except for per share amounts
	Three months ended August 31, 2014 $	Three months ended August 31, 2013 $	Nine months ended August 31, 2014 $	Nine months ended August 31, 2013 $
General and administrative expense (1)	5,037	5,239	17,379	20,233
Share of losses – Donlin Gold	5,439	4,581	11,426	11,109
Share of losses – Galore Creek	270	5,525	1,520	10,718
Depreciation	9	10	27	29
Write-down of assets	-	516	-	516
Total operating expenses	10,755	15,871	30,352	42,605

Loss from operations	(10,755)	(15,871)	(30,352)	(42,605)
Other income (expense)	(1,253)	(4,091)	(3,034)	(966)

Income (loss) for the period	(12,009)	(19,962)	(33,381)	(43,571)
Income (loss) per share, basic and diluted	(0.04)	(0.06)	(0.11)	(0.14)

Cash and term deposits			170,844	191,262
Total assets			546,260	578,686
Total liabilities			115,917	113,037

(1) Includes share-based compensation expense of $1,886 and $1,791 in the third quarter of 2014 and 2013, respectively, and $8,451 and $8,773 in the first nine months of 2014 and 2013, respectively.

Loss from operations in the three and nine-month periods ending August 31, 2014 decreased 32% and 29%, respectively.  The decrease resulted from lower general and administrative expense and lower losses from our equity investment in the Galore Creek project.  General and administrative expense decreased 3% and 14%, respectively, primarily due to lower office rent and professional fees. Our share of losses at the Donlin Gold project increased slightly in 2014 as activities continued to be focused primarily on permitting.  At the Galore Creek project, our share of losses decreased substantially, due to reduced camp activity and mobile equipment being fully depreciated in 2013.

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Net loss for the three and nine-month periods ending August 31, 2014 were $12.0 million ($0.04 per share) and $33.4 million ($0.11 per share), respectively, compared to $20.0 million ($0.06 per share) and $43.6 million ($0.14 per share), respectively, in 2013. The net loss decreased due to the reduction in the loss from operations discussed above, lower interest expense and a write-down of marketable securities in 2013. The net loss for the nine month period in 2013 was partially offset by a large foreign exchange gain.

Liquidity and Capital Resources

As of August 31, 2014, NOVAGOLD had $170.8 million in cash and term deposits compared to $176.3 million at the beginning of the quarter. The $5.5 million decrease in cash and term deposits in the third quarter was primarily related to funding our share of the Donlin Gold and Galore Creek projects and administrative costs. We have sufficient working capital available to repay the remaining $15.8 million of outstanding Notes due in May 2015, advance the Donlin Gold project through the expected remaining permitting process, as well as fund the current activities to further enhance the value of Galore Creek.

2014 Outlook

In 2014, we continue to expect to spend approximately $15 million to fund our share of expenditures at the Donlin Gold and Galore Creek projects and $15 million for general and administrative costs, interest, working capital and other corporate purposes.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss the third quarter results will take place October 8th, 2014 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com
North American callers:	1-877-703-6108
International callers:	1-857-244-7307
Participant Passcode:	70513592

The webcast will be archived on NOVAGOLD’s website for one year.  For a transcript of the call please email info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39,000,000 ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold should average approximately 1,500,000 ounces of gold per year for the first five full years, followed by decades of more than one million ounces per year on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. The Donlin Gold project commenced permitting in 2012, a clearly defined process expected to take approximately 4 years.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study as defined below, once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD is currently evaluating opportunities to sell all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

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Scientific and Technical Information

Scientific and technical information contained herein with respect to Donlin Gold is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012  (the “Updated Feasibility Study”).  Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno), Tony Lipiec, P.Eng. Manager Process Engineering (AMEC, Vancouver) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Robert Gill, P.Eng., Principal Consultant and Study Manager (AMEC Americas Limited), Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), Gregory Wortman, P. Eng., Technical Director Process (AMEC Americas Limited), Jay Melnyk, P. Eng. (AMEC Americas Limited), and Dana Rogers, P.E., Principal Tunneling Engineer (Lemley International), each of whom are independent "qualified persons" as defined by NI 43-101.

NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Analyst, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD’s interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. These forward-looking statements may include statements regarding the 2014; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2013 with the United States Securities and Exchange Commission and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101”) and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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